Exhibit 99.1

CopyTele Announces August 8, 2014 Claims Construction Hearing

in Patent Infringement Lawsuits Against Microsoft and Citrix

MELVILLE, NY — (Marketwired) — July 7th, 2014: CopyTele, Inc. (“CTI“) (OTCQB: COPY), a company that protects the rights of inventors through patent monetization and patent assertion, today announced that the U.S. District Court for the Eastern District of New York has scheduled a claims construction hearing on August 8, 2014 at 11:30 a.m., in the ongoing patent infringement lawsuits by CopyTele subsidiary Secure Web Conference Corporation against Microsoft Corporation and Citrix Systems, Inc.

Robert Berman, CTI’s President and CEO, stated, “Although we generally do not comment on upcoming Court proceedings, because our previously announced Annual Meeting of Stockholders was originally scheduled to begin at 11:00 a.m. on August 8, we are changing the start time of our annual meeting to 9:00 a.m., so that it does not conflict with the 11:30 a.m. start time of the claims construction hearing.”

CopyTele’s Annual Meeting of Stockholders will be held at the law offices of Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Floor, New York, New York 10105 on Friday, August 8, 2014, at 9:00 a.m. Oral argument for the claims construction hearing will take place at the United States Courthouse in Brooklyn, New York at 225 Cadman Plaza E, Courtroom 6C at 11:30 a.m.

SWCC’s patented Key Based Web Conferencing technology was developed in-house at CopyTele. SWCC initiated patent infringement lawsuits against Microsoft in connection with its Skype® and Lync® web conference services, and Citrix in connection with its GoToMeeting®, GoToWebinar®, and GoToTraining® web conference services. A claims construction proceeding is a part of a patent infringement lawsuit where the Court defines the meaning of certain patent claim terms for which there is disagreement among the parties.

About CopyTele, Inc.

CTI develops and acquires patented technologies for the purposes of patent monetization and patent assertion. The company currently has 10 patent portfolios in the areas of Key Based Web Conferencing Encryption, Encrypted Cellular Communications, E-Paper® Electrophoretic Display, Nano Field Emission Display (“nFED”), Micro Electro Mechanical Systems Display (“MEMS”), Loyalty Conversion Systems, J-Channel Window Frame Construction, VPN Multicast Communications, Internet Telephonic Gateway, and Enhanced Auction Technologies. Additional information is available at www.CTIpatents.com.

# # #

Forward-Looking Statements:

Statements that are not historical fact may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but rather reflect CopyTele’s current expectations concerning future events and results. We generally use the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “will” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning our expectations, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and factors include, but are not limited to, those factors set forth in “Item 1A – Risk Factors” and other sections of our Annual Report on Form 10-K for the fiscal year ended October 31, 2013 as well as in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this press release.